J ONES, W ALKER          EXHIBIT 5
                   W aechter, Poitevent
                Carrere & Denegre, L.L.P.



                           July 29, 1998


Horizon Offshore, Inc.
2500 City West Boulevard
Suite 2200
Houston, TX 77042

Ladies and Gentlemen:

     We have acted as counsel for Horizon Offshore, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration statement on Form S-8 (the "Registration Statement") with respect to the issuance by the Company of 1,900,000 shares of the common stock of the Company, $1.00 par value per share (the "Common Stock"), pursuant to the terms of the Stock Incentive Plan (the "Plan") and 50,000 shares of Common Stock pursuant to the terms of a stock option agreement (the "Agreement") between Edward L. Moses, Jr. and the Company.

     Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the shares of Common Stock referred to herein, when issued on the terms described in the Plan and Agreement, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                   JONES, WALKER, WAECHTER,
                                   POITEVENT, CARRERE & DENEGRE, L.L.P.



                                   By:  /s/ WILLIAM B. MASTERS
                                       ------------------------
                                            William B. Masters